UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AFC GAMMA, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Thursday, September 30, 2021
10:00 a.m. Eastern Time

How to Participate:	Our annual meeting will be a completely virtual meeting of stockholders. To participate, vote or submit questions during the annual meeting via live audio webcast, please visit: www.virtualshareholdermeeting.com/AFCG2021. You will not be able to attend the annual meeting in person.

Items of Business:

(1)   Elect the two directors named in the accompanying Proxy Statement to serve until the Company’s 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified;

(2)   Ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

(3)   Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Who May Vote:	Stockholders of record at the close of business on August 11, 2021.

Your vote is important to us. Whether or not you expect to attend the annual meeting via live audio webcast, please submit a proxy as soon as possible to instruct how your shares are to be voted at the annual meeting. If you participate in and vote your shares at the annual meeting, your proxy will not be used.

By Order of the Board of Directors,

Leonard M. Tannenbaum
Chairman and Chief Executive Officer

August 17, 2021

525 Okeechobee Blvd., Suite 1770

West Palm Beach, FL, 33401

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held September 30, 2021

Our Board of Directors is soliciting your proxy for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, September 30, 2021, at 10:00 a.m. Eastern Time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. This Proxy Statement and our 2020 Annual Report for the year ended December 31, 2020 (the “2020 Annual Report”) are first being made available to stockholders on or about August 17, 2021.

We will be hosting the Annual Meeting via live audio webcast on the Internet. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/AFCG2021. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet.

You will not be able to attend the Annual Meeting in person.

Unless the context otherwise requires, references in this Proxy Statement to “Company,” “we,” “our,” “us,” and similar terms refer to AFC Gamma, Inc., a Maryland corporation.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our 2020 Annual Report are available on the Internet at www.proxyvote.com. These materials are also available on our corporate website at https://investors.afcgamma.com/. The other information on our corporate website does not constitute part of this Proxy Statement.

Explanatory Note

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the JOBS Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of at least $1.07 billion (as indexed for inflation); (ii) the last day of the fiscal year following the fifth anniversary of the closing of our initial public offering on March 23, 2021; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

AFC GAMMA, INC. | 2021 PROXY STATEMENT	1

MEETING INFORMATION

Annual Meeting of Stockholders

TIME AND DATE	PLACE	RECORD DATE
10:00 a.m. Eastern Time on Thursday, September 30, 2021	The Annual Meeting will be hosted via live webcast on the Internet at www.virtualshareholdermeeting.com/AFCG2021.	August 11, 2021

Voting

Stockholders as of the close of business on the record date are entitled to vote. If you are a beneficial owner who owns shares of our common stock registered in the name of a broker, bank or other nominee, please follow the instructions they provide on how to vote your shares. Stockholders of record may vote as follows:

Vote by telephone by calling 1-800-690-6903.	Vote by Internet at www.proxyvote.com	Complete and return each proxy card received in the prepaid envelope.

Vote during the meeting via the Internet at www.virtualshareholdermeeting.com/AFCG2021.

Voting Matters

PROPOSALS		BOARD RECOMMENDATION

1	Election of Directors	FOR ALL director nominees
2	Ratification of the Appointment of CohnReznick LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2021	FOR

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PROPOSAL 1 — ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM “FOR ALL” THE DIRECTOR NOMINEES.

Our Board of Directors (“Board” or “Board of Directors”) is currently comprised of seven directors. Under our Articles of Incorporation (the “Articles of Incorporation”), our Board of Directors is divided into three classes, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders as follows:

●	the Class I directors are Leonard Tannenbaum and Thomas Harrison, and their terms will expire at the Annual Meeting;

●	the Class II directors are Jonathan Kalikow, Robert Levy and Jodi Hanson Bond and their terms will expire at the 2022 annual meeting of stockholders; and

●	the Class III directors are Alexander Frank and Tomer Tzur, and their terms will expire at the 2023 annual meeting of stockholders.

Upon the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board has nominated each of Leonard Tannenbaum and Thomas Harrison for election to our Board of Directors as Class I directors to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified. Proxies may only be voted for the two Class I directors nominated for election at the Annual Meeting.

Each of the director nominees has consented to being named in this Proxy Statement and to serving as a director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, the proxy holders will vote the proxies received by them for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors on the Board.

Biographical Descriptions

Set forth below is biographical information about each of our directors and director nominees. The information below is provided as of August 6, 2021. The primary experience, qualifications, attributes and skills of each of our director nominees that led to the conclusion of the Nominating and Corporate Governance Committee and the Board of Directors that such nominee should serve as a member of the Board of Directors are also described below.

Mr. Tannenbaum founded our Company in July 2020 and serves as our Chief Executive Officer. Mr. Harrison joined the Board in July 2020 and was initially identified as a potential director candidate by our Chief Executive Officer, Mr. Tannenbaum

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PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election as Class I Directors at the Annual Meeting

Leonard M. Tannenbaum
Class I Age: 50 Director Since: 2020	POSITION AND BUSINESS EXPERIENCE

Mr. Tannenbaum has served as our Chief Executive Officer and as Chairman and a director since July 2020. Mr. Tannenbaum is responsible for our overall management and, in his capacity as a principal of the Manager, leads the Investment Committee, which is responsible for overseeing investment processes including origination, credit underwriting, risk analysis and loan approvals. Mr. Tannenbaum has extensive leadership experience, including his experience as the founder of Fifth Street Asset Management, Inc., a credit asset manager with a nationwide platform (“FSAM”), and its Chief Executive Officer from its inception in 1998 until October 2017 when substantially all of its assets were sold to Oaktree Capital Management (“Oaktree”). Prior to such sale to Oaktree, FSAM had a core focus on disciplined credit investing across multiple economic cycles, and issued billions of dollars in public equity, private capital and public debt securities. FSAM made flexible investments across capital structures to growing middle market companies, primarily in conjunction with private equity sponsors. It managed approximately $5 billion of assets across multiple private investment vehicles and two publicly-traded business development companies. FSAM is expected to be dissolved and liquidated in the first half of 2021 and since its asset sale to Oaktree, it has had no revenue generating operations and makes no investments. Mr. Tannenbaum has a controlling interest in FSAM. Subsequent to the sale to Oaktree in 2017, Mr. Tannenbaum founded Tannenbaum Family Office, a single family office and one of our affiliates that is focused on allocating capital across various strategies including credit (from the Tannenbaum Strategic Credit Fund, a $100 million fund), equities and real estate. Mr. Tannenbaum graduated from The Wharton School of the University of Pennsylvania, where he received a B.S. in economics. Subsequent to his undergraduate degree from the University of Pennsylvania, he received an MBA in Finance from The Wharton School as part of the submatriculation program. He is also a holder of the Chartered Financial Analyst designation and is a member of The Wharton Graduate Executive Board.

KEY ATTRIBUTES

We believe Mr. Tannenbaum brings extensive financing industry and leadership experience to our Board. He provides our Board with critical understanding of our business and knowledge of how to craft and execute on our business and strategic plans. He is the founder, and a substantial stockholder, of our Company.

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PROPOSAL 1 — ELECTION OF DIRECTORS

THOMAS L. HARRISON
Class I Age: 73 Director Since: 2020	POSITION AND BUSINESS EXPERIENCE

Mr. Harrison has served as our lead independent director since July 2020. Mr. Harrison is currently a Senior Operating Partner at Merida Capital Holdings, a private equity firm investing across the cannabis ecosystem a position he has held since April 2019. In addition, Mr. Harrison brings 30 years of experience in marketing, communications and brand positioning. He formerly founded Harrison & Star Business Group in October 1987, a healthcare marketing and communications agency that was acquired by Omnicom Group Inc. (“Omnicom”) in 1992. He is Chairman Emeritus of Diversified Agency Services, a division of Omnicom and one of the world’s largest holding groups of marketing services companies. He was appointed President of the division in April 1997. He is currently a board member for MainStem, the leading purchasing platform in the state-regulated cannabis industry, as well as for EighthICON Holdings, a cannabis firm owning the Cheech & Chong cannabis brand, and one of our borrowers, Private Company A. Mr. Harrison was appointed to the board of Madison Logic in June 2016, a business-to-business account based management marketing company and on the board of ACTV8me, an advertising attribution technology company, in 2020. Mr. Harrison is on the Board and acts as lead director for Fifth Street, a credit asset manager with a nationwide platform. In addition, he was previously the Chairman of the Corporate Governance and Nominating Committee for Zynerba Pharmaceuticals Inc., a leader in pharmaceutically-produced cannabinoid therapies from January 2015 to May 2019. He is a board director for the Montefiore Health System.

KEY ATTRIBUTES

We believe Mr. Harrison brings to our Board an important combination of leadership, marketing, cannabis industry, healthcare and financial expertise. His experiences at large corporations and his current board service make him instrumental in helping our Board implement our business and financial strategy.

All Other Continuing Directors

JONATHAN KALIKOW
Class II Age: 51 Director Since: 2020	POSITION AND BUSINESS EXPERIENCE

Mr. Kalikow has served as our Head of Real Estate and as a director since July 2020. He has been the president and founder of Gamma Real Estate, a boutique commercial real estate firm, since he founded it in October 2014, based in New York. The firm lends on real estate nationwide, owns a portfolio of approximately 5,000 apartments and several office properties, including a 310,000 square foot residential building on Sutton Place in Manhattan. Prior to co-founding Gamma Real Estate, Jonathan Kalikow spent 18 years on Wall Street investing across industries and asset classes as a proprietary trader at Morgan Stanley and then as a hedge fund trader and portfolio manager. Mr. Kalikow has also spent over 15 years in real estate as part of a family-owned real estate firm operating for approximately 100 years. Mr. Kalikow is a graduate of the Wharton School of Business with bachelor’s degrees in Real Estate and Finance. He also holds a juris doctor from Fordham University School of Law and is a member of the New York State Bar Association.

KEY ATTRIBUTES

We believe Mr. Kalikow’s extensive experience in the real estate and finance industries provides our Board with deep experience. Mr. Kalikow’s management experience and understanding of the real estate industry make him an ideal choice to act as our director.

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PROPOSAL 1 — ELECTION OF DIRECTORS

ROBERT LEVY
Class II Age: 55 Director Since: 2020	POSITION AND BUSINESS EXPERIENCE

Mr. Levy has served as our independent director since December 2020. Currently, Mr. Levy works as a Managing Member at LBX Acquisitions, a position he has held since January 2018. Prior to launching LBX Investments, Mr. Levy co-founded Big V Capital (“BVC”) in March of 2016, where he oversaw and underwrote the partnership’s 11 Southeastern U.S. shopping center acquisitions and managed all capital raising (both debt and equity) and asset management efforts. Prior to BVC, Mr. Levy was the Chief Operating Officer of the Real Estate Group at Benefit Street Partners, a multi-strategy credit manager with over $11.0 billion in assets under management from May 2015 to June 2016. Prior to Benefit Street Partners, Mr. Levy held various leadership positions at Centerline Capital Group, including Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and a member of the Board of Trustees. Centerline was a multifamily finance and investment management company with over $13 billion in debt and equity under management. Mr. Levy received his M.B.A. from the Leonard M. Stern School of Business at New York University and his B.A. in Economics from Northwestern University.

KEY ATTRIBUTES
We believe Mr. Levy brings to our Board a critical management experience in capital raising within the finance industry.

JODI HANSON BOND
Class II Age: 50 Director Since: 2020	POSITION AND BUSINESS EXPERIENCE

Ms. Bond has served as our independent director since December 2020. Currently, Ms. Bond serves as the Chief Executive Officer of Quantum Wave Strategies, LLC, a position she has held since March 2020, and as the President of DevryBV Sustainable Strategies, a position she has held since August 2020. Additionally, Ms. Bond has been serving as a Corporate Director at Fifth Street since March 2017. Prior to those experiences, she was the Executive Vice President and Head of Government and Industry Relations at Chubb Limited from October 2017 until September 2019. From October 2011 to October 2017, Ms. Bond held the position of Senior Vice President International at the U.S. Chamber of Commerce and as the President and a Board of Director for the following U.S. Chamber of Commerce subsidiaries: U.S.-Colombia Business Council, Association of American Chambers of Commerce of Latin America and the Caribbean, Brazil-U.S. Business Council, U.S.-Argentina Business Council, and U.S.-Cuba Business Council. Ms. Bond is also a member of the National Association of Corporate Directors and the Economic Club of Washington. Ms. Bond received her M.A. in Government from John Hopkins University and her B.A. in Politics from Whitman College.

KEY ATTRIBUTES

Ms. Bond’s experience as a global business practitioner and her executive leadership positioning for corporate advancement and business strategy development across various countries bring meaningful insight to our Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

ALEXANDER C. FRANK
Class III Age: 63 Director Since: 2020	POSITION AND BUSINESS EXPERIENCE

Mr. Frank has served as an independent director since July 2020. Mr. Frank has more than 30 years’ experience in financial and operational infrastructure. He previously worked at Fifth Street, which he joined in September 2011 and during his tenure through September 2017, he held various positions and was responsible for the operations of the company during his tenure from 2011 to 2017. Since retiring in September 2017, Mr. Frank has served as a board member at Fifth Street. He was the Chief Operating Officer and Chief Financial Officer of Fifth Street from the time of its initial public offering in 2014 to its sale to Oaktree in 2017. From September 2008 to March 2011, he served as a Managing Director and Chief Financial Officer of Chilton Investment Company LLC, a global investment management firm. Prior to that, Mr. Frank spent over 22 years at Morgan Stanley, having served as global head of institutional operations, global corporate controller and chief financial officer of U.S. broker/dealer operations and global treasurer. In his roles, he oversaw various securities infrastructure services, creating efficiencies throughout the organization, and managed all aspects of the internal and external financial control and reporting functions. Mr. Frank began his career in audit and tax accounting at Arthur Andersen LLP before joining Morgan Stanley in 1985. He received an M.B.A. from the University of Michigan and a B.A. from Dartmouth College.

KEY ATTRIBUTES

We believe Mr. Frank brings to our Board a deep knowledge of financial management. He provides our Board with key insights to the financial markets, capital raising activities, and the management of a large, complex business.

TOMER J. TZUR
Class III Age: 50 Director Since: 2020	POSITION AND BUSINESS EXPERIENCE

Mr. Tzur has served as an independent director since July 2020. Mr. Tzur has over 15 years’ experience in management consulting. Currently, Mr. Tzur works as a Senior Managing Director and Partner at The Boston Consulting Group (“BCG”), a position he has held since January 2009. As a leader in BCG’s Consumer Practice, Mr. Tzur advises global consumer companies on go to market, operations, strategy and M&A related topics. In this capacity, Mr. Tzur has supported a number of major food and beverage and distributions players’ evaluation of the cannabis space. Mr. Tzur joined BCG in September 2001 in New York and spent 2003 to 2004 in BCG’s Mumbai office before returning to New York. He relocated to Israel to start and lead BCG’s Tel Aviv office in 2011, and in 2017 joined BCG’s Miami office. Prior to BCG, Mr. Tzur built a restaurant business and served for three years in the Israel Defense Forces. Mr. Tzur received his M.B.A. from the Wharton School at the University of Pennsylvania, his M.A. in International Studies from University of Pennsylvania, and his B.A. in International Relations from the Hebrew University.

KEY ATTRIBUTES

We believe Mr. Tzur brings to our Board a wealth of experience in consumer goods, sales marketing and pricing, operations, and strategy topics - his knowledge of which significantly benefits the discussions of our Board.

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Corporate Governance

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. Our Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, our Board composition, responsibilities of directors, director compensation, director orientation and continuing education, succession planning and the Board’s annual performance evaluation. A current copy of our Corporate Governance Guidelines is available under “Corporate Governance” on our website at https://investors.afcgamma.com/.

Director Independence

Under the rules of the Nasdaq Stock Market (the “Nasdaq”) and our Corporate Governance Guidelines, independent directors must comprise a majority of our Board of Directors. Under the Nasdaq rules, a director will only qualify as an “independent director” if our Board of Directors affirmatively determines that the director, in the opinion of our Board of Directors, does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board reviews any relationship that each of our directors has with us, either directly or indirectly, that could interfere with exercising independent judgment in carrying out a director’s responsibilities. Our Board has affirmatively determined that each of Mr. Thomas L. Harrison, Mr. Alexander C. Frank, Mr. Tomer J. Tzur, Mr. Robert Levy and Ms. Jodi Hanson Bond is “independent” as that term is defined under the rules of the Nasdaq. Mr. Tannenbaum is not an independent director as a result of his position as our Chief Executive Officer and Mr. Kalikow is not an independent director as a result of his position as our Head of Real Estate.

Board Leadership Structure

We do not have a fixed policy as to whether the chairperson of our Board should be an independent director and we believe that our flexibility to select our chairman and reorganize our leadership structure from time to time is in the best interests of our Company and our stockholders. Presently, Mr. Tannenbaum, our Chief Executive Officer, serves as the Chairman of the Board. We believe that we are best served through our existing leadership structure with Mr. Tannenbaum serving as an executive Chairman of our Board combined with Mr. Harrison serving as lead independent director. We believe that Mr. Tannenbaum’s extensive finance industry and leadership experience and critical understanding of our business and knowledge of how to craft and execute on our business and strategic plans qualifies him to serve as the Chairman of the Board, and his relationship with AFC Management, LLC (our “Manager”) provides an effective bridge between our Board and our Manager, thus ensuring an open dialogue between our Board and our Manager and that both groups act with a common purpose.

We believe that the leadership structure of our Board must be evaluated on a case-by-case basis and that our existing Board leadership structure provides sufficient independent oversight over our Manager. In addition, we believe that the current governance structure, when combined with the functioning of the independent director component of our Board and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. However, we re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.

The Board’s Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit and Valuation Committee, the Compensation Committee and the Nominating and Corporate Governance

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CORPORATE GOVERNANCE

Committee, each of which addresses risks specific to its respective areas of oversight as discussed below. In addition, our Manager has also established an Investment Committee for us, the members of which consist of employees of our Manager and/or its affiliates, and which currently includes certain affiliates of our Manager and certain of our officers. The Investment Committee works in conjunction with our Board to manage our credit risk through a comprehensive investment review process.

•	Audit and Valuation Committee. Our Audit and Valuation Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit and Valuation Committee also monitors compliance with legal and regulatory requirements and the review and approval of our related party transactions, in addition to oversight of the performance of our internal audit function (to the extent such function is required by applicable rules and regulations). Because the Audit and Valuation Committee is already charged with approving our related party transactions, our Board has charged the Audit and Valuation Committee with overseeing amounts payable to our Manager pursuant to our Management Agreement and making recommendations to our Board with respect to our Board’s approval of the renewal of our Management Agreement.

•	Compensation Committee. Our Compensation Committee is generally responsible for discharging the Board’s responsibilities relating to the compensation, if any, of our executive officers and directors, overseeing the expense reimbursement of our Manager and its affiliates for compensation paid by such entities to their respective employees pursuant to our management agreement, by and between us and our Manager (the “Management Agreement”), the administration and implementation of our incentive and equity-based compensation plans, including the 2020 Stock Incentive Plan, and the preparation of reports on or relating to executive compensation required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

•	Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

In addition, our Board and the Audit and Valuation Committee meet regularly with our Manager and consider the feedback our Manager provides concerning the risks related to our enterprise, business, operations and strategies. Our Manager regularly reports to our Board and the Audit and Valuation Committee on our loan portfolio and the risks related thereto, asset impairments, leverage position, affiliate payments (including payments made and expenses reimbursed pursuant to the terms of the Management Agreement), compliance with applicable covenants under the agreements governing our indebtedness, compliance with our qualification as a real estate investment trust (“REIT”) and compliance with our exemption from registration as investment company under the Investment Company Act of 1940, as amended. Members of our Board are routinely in contact with our Manager and our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our Board or the Audit and Valuation Committee and the risks associated with such matters.

We believe that the extent of our Board’s (and its committees’) role in risk oversight complements the Board’s leadership structure because it allows our independent directors, through the two fully independent Board committees, executive sessions with the independent auditors, and otherwise, to exercise oversight of risk without any conflict that might discourage critical review.

We believe that a board of directors’ role in risk oversight must be evaluated on a case by case basis and that our Board’s role in risk oversight is appropriate. However, we re-examine the manner in which our Board administers its oversight function on an ongoing basis to ensure that it continues to meet our needs.

Committees of the Board of Directors

The Board has three standing committees: the Audit and Valuation Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The written charters of these committees are

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CORPORATE GOVERNANCE

available under “Corporate Governance” on our website at https://investors.afcgamma.com/.

	Audit & Valuation	Compensation	Nominating & Corporate Governance
Jodi Hanson Bond
Alexander Frank	Chair		Chair
Thomas Harrison		Chair
Robert Levy

  Committee Member   Financial Expert

Audit and Valuation Committee

Our Audit and Valuation Committee consists of three members, Mr. Harrison, Mr. Frank and Mr. Levy, with Mr. Frank serving as chairperson. Our Board has affirmatively determined that each of Mr. Harrison, Mr. Frank and Mr. Levy is independent under Nasdaq rules and also meets the enhanced standards of “independence” established by Nasdaq and the SEC for members of the Audit and Valuation Committee. Our Board has also determined that (i) Mr. Frank and Mr. Levy each qualify as an “audit committee financial expert” under SEC rules and regulations and (ii) each member of the Audit and Valuation Committee is “financially literate” as the term is defined by Nasdaq listing standards.

The Audit and Valuation Committee’s principal functions include oversight related to:

•	the integrity of our financial statements;

•	the qualifications and independence of any independent registered public accounting firm engaged by us;

•	the performance of our internal audit function (to the extent such function is required by applicable rules and regulations) and any independent registered public accounting firm;

•	the determination of the fair value of assets that are not publicly traded or for which current market values are not readily available; and

•	the entry and monitoring of related party transactions.

The Audit and Valuation Committee assists our Board in its management of our Company. In particular, the Audit and Valuation Committee (i) serves as an independent party to monitor our financial reporting processes and internal control system; (ii) discusses the audit conducted by our independent registered public accounting firm; (iii) provides an open avenue of communication among our independent registered public accounting firm, our management and our Board; and (iv) serves as an independent party to review, approve and monitor our related party transactions.

The responsibilities of the Audit and Valuation Committee include, but are not limited to, appointment,

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CORPORATE GOVERNANCE

compensation, retention and oversight of any independent registered public accounting firm engaged by us, discuss and review guidelines and policies with respect to risk assessment and risk management, review the adequacy of our internal audit function (to the extent such function is required by applicable rules and regulations), assist in performing oversight responsibilities for the internal control systems and disclosure procedures, recommend to our Board whether the financial statements should be included in reports made available to its stockholders and meet periodically with management to discuss any of the above or any identified issues.

Subject to the provisions of our related person transaction policies and procedures, the Audit and Valuation Committee is also responsible for reviewing and approving our related party transactions, including matters related to our Management Agreement. Because the Audit and Valuation Committee is already charged with approving our related party transactions, our Board has charged the Audit and Valuation Committee with overseeing amounts payable to our Manager pursuant to our Management Agreement and making recommendations to our Board with respect to our Board’s approval of the renewal of our Management Agreement. The Audit and Valuation Committee and our Board must approve any renewal of our Management Agreement.

Compensation Committee

Our Compensation Committee consists of three members, Mr. Levy, Ms. Bond and Mr. Harrison, with Mr. Harrison serving as chairperson. Our Board has affirmatively determined that each of Mr. Levy, Ms. Bond and Mr. Harrison is independent under Nasdaq rules and also meets the enhanced standards of independence established by Nasdaq and the SEC for members of the Compensation Committee. In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

The Compensation Committee’s principal functions include:

•	discharging the Board’s responsibilities relating to the compensation, if any, of our executive officers and directors;

•	overseeing the expense reimbursement of our Manager and its affiliates for compensation paid by such entities to their respective employees pursuant to our Management Agreement;

•	administering and implementing our incentive and equity-based compensation plans, including the 2020 Stock Incentive Plan; and

•	preparing reports on or relating to executive compensation required by the rules and regulations of the SEC.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of compensation matters and the sole authority to approve the fees and other retention terms of such compensation consultants. The Compensation Committee, with input from its compensation consultant, if any, and our Manager, discusses and considers potential risks that arise from our compensation practices, policies and programs.

In addition, the Compensation Committee may form and delegate authority to sub-committees or, to the extent permitted under applicable laws, regulations and Nasdaq rules, to any other independent director or committee comprised entirely of independent directors, in each case, to the extent the Compensation Committee deems necessary or appropriate.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of three members, Ms. Bond, Mr. Harrison and Mr. Frank, with Mr. Frank serving as chairperson. Our Board has affirmatively determined that that each of Ms. Bond, Mr. Harrison and Mr. Frank is independent under Nasdaq rules.

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CORPORATE GOVERNANCE

The Nominating and Corporate Governance Committee charter defines the Nominating and Corporate Governance Committee’s principal functions, including:

•	identifying individuals to become members of the Board, consistent with the procedures and selection criteria established by the Nominating and Corporate Governance Committee;

•	periodically reviewing the size and composition of the Board and recommending to the Board such modifications to its size and/or composition as are determined by the Nominating and Corporate Governance Committee to be necessary or desirable;

•	recommending to the Board the director nominees for the next annual meeting of stockholders;

•	recommending to the Board individuals to fill vacant Board positions;

•	recommending to the Board committee appointments and chairpersons;

•	developing and recommending to the Board a set of corporate governance principles, a Code of Business Conduct and Ethics and related corporation policies, practices and procedures;

•	periodically reviewing and recommending to the Board updates to our corporate governance principles, Code of Business Conduct and Ethics and related corporation policies, practices and procedures;

•	monitoring the Company’s compliance with applicable corporate governance requirements; and

•	overseeing an annual evaluation of the Board, its committees and individual directors.

Meetings and Attendance

During the fiscal 2020 year, our Board of Directors held eleven (11) meetings, the Audit and Valuation Committee held three (3) meetings, the Compensation Committee held one (1) meeting and the Nominating and Corporate Governance Committee held one (1) meeting. Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he or she served during the fiscal 2020 year. In addition, independent directors of our Board of Directors meet in regularly scheduled sessions without management.

It is the Board’s policy that all directors are invited and encouraged to attend the Company’s annual meeting of stockholders, either in person or telephonically. We did not hold a 2020 annual meeting of stockholders because we first became a publicly traded company in 2021.

Succession Planning

The Board works on a periodic basis with the executive officers of the Manager to develop, review, maintain and revise, if necessary, the Company’s succession plan upon the Chief Executive Officer’s retirement, the termination or non-renewal of the Manager under the Management Agreement or in the event of an unexpected occurrence. The Chief Executive Officer’s recommendations regarding his or her successor should he or she be unexpectedly disabled are made available to the Board on a continuing basis.

Annual Self-Evaluation Process

At least annually, the Nominating and Corporate Governance Committee will oversee and coordinate a self-assessment of the Board and each committee’s own performance, as well as considering other corporate governance principles that may, from time to time, merit consideration by the Board and each committee respectively. We expect to conduct our first self-assessment in 2021.

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CORPORATE GOVERNANCE

The assessment of the Board will include a review of any areas in which the Board or management believes the Board can make a better contribution to the governance of the Company, as well as a review of the committee structure and an assessment of the Board’s compliance with the principles set forth in the our Corporate Governance Guidelines. The purpose of the review will be to improve the performance of the Board as a unit, and not to target the performance of any individual Board member. The Board will utilize the results of this evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board. Each committee of the Board will conduct its self-assessment under the oversight of the Nominating and Corporate Governance Committee in accordance with the provisions set forth in its respective charter.

Consideration of Director Candidates

Our Board of Directors and the Nominating and Corporate Governance Committee will consider director candidates recommended for election to the Board of Directors by stockholders in the same manner and using the same criteria as that used for any other director candidate. All recommendations must be directed to the Nominating and Corporate Governance Committee c/o Corporate Secretary at 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL, 33401. Recommendations for director nominees to be considered at the 2022 annual meeting of stockholders must be received in writing not later than April 19, 2022, which is 120 days prior to the one-year anniversary of the date this Proxy Statement is first available to stockholders.

In evaluating a director candidate, the Nominating and Corporate Governance Committee will consider the following criteria, among others the Nominating and Corporate Governance Committee shall deem appropriate: (i) business and professional background, (ii) contribution to the Board’s diversity of experience, profession, expertise, skill and background (including with respect to race and gender); (iii) history of leadership or contributions to other organizations; (iv) functional skill set and expertise; (v) general understanding of marketing, finance, accounting, corporate governance, federal securities and other relevant laws and regulations, and other elements relevant to the success of a publicly-traded company in today’s business environment; (vi) meets high ethical standards; (vii) experience in the cannabis or REIT industries and/or as a member of the board of directors of another publicly-held company; (viii) commitment to devoting the time and effort necessary to be a responsible and productive member of the Board of Directors; and (ix) ability to perpetuate the success of the business and represent stakeholder interests.

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to our Secretary in the manner described in our Amended and Restated Bylaws (“Bylaws”), and as described further under “Proposals of Stockholders and Director Nominations for 2022 Annual Meeting” below.

Communications with the Board of Directors

Stockholders or other interested parties who wish to contact the Board, the lead independent director, any Board committee, or our independent directors as a group may send written correspondence c/o Board of Directors at 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL, 33401. The name of any specific intended Board recipients should be clearly noted in the communication. All communications will be received, processed and then forwarded to the appropriate member(s) of our Board, except that, certain items unrelated to the Board’s duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes and employment inquiries and similar items will not be forwarded. Board members receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to the full Board or to an appropriate committee of the Board. In addition, if requested by stockholders, our lead independent director will ensure that he is available, when appropriate, for consultation and direct communication with stockholders.

Policy on Pledging and Hedging of Company Shares

Our insider trading policy provides that insiders, which includes all directors, officers and employees of the Company, are prohibited from purchasing financial instruments (including prepaid variable forward contracts,

AFC GAMMA, INC. | 2021 PROXY STATEMENT	13

CORPORATE GOVERNANCE

equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. In addition, our insider trading policy provides that insiders are prohibited from margining the Company securities in a margin account or pledging Company securities as collateral for a loan.

Code of Business Conduct and Ethics

We have adopted a written code of business ethics that seeks to identify and mitigate conflicts of interest between us and our employees, if any, directors and officers. A current copy of the code is posted under “Corporate Governance” on our website at https://investors.afcgamma.com/. To the extent required by rules adopted by the SEC and Nasdaq, we intend to promptly disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website at https://investors.afcgamma.com/.

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Executive Officers of the Company

The table below sets forth certain information regarding our executive officers as of August 11, 2021:

Name	Age	Position
Leonard M. Tannenbaum	50	Chief Executive Officer, Chairman and Director
Jonathan Kalikow	51	Head of Real Estate and Director
Brett Kaufman	49	Chief Financial Officer and Treasurer
Robyn Tannenbaum	36	Managing Director, Head of Origination and Investor Relations

See “Proposal 1 — Election of Directors” for information concerning the business experience of Mr. Tannenbaum and Mr. Kalikow. Information concerning the business experience of our other executive officers is set forth below.

Brett Kaufman	Mr. Kaufman has served as our Chief Financial Officer and Treasurer since August 2021. Prior to joining the Company, Mr. Kaufman served for twelve years as Chief Financial Officer with Ladenburg Thalmann Financial Services, an NYSE-traded financial services company. Most recently, he played a central role in the company’s $1.3 billion sale to a portfolio company of a private equity firm, championing the executive task force, due diligence, and coordination which resulted in a successful close in 2020. Prior to Ladenburg Thalmann, Mr. Kaufman spent nine years with Bear Stearns, where he held progressive roles supporting internal and external financial reporting for all business units, and ultimately grew to head the global company’s FP&A function as Managing Director. In these executive roles, he enhanced global corporate decision capability in a number of key areas, most notably, forecasting, GAAP-compliant internal and external reporting, and budgeting. In addition, he was responsible for oversight of the company’s core financial reporting including earning releases, SEC external reporting, and other data for presentations to C-level leaders, board of directors, investors, and rating agencies. He also served as a key partner on a portfolio of corporate strategic initiatives. Mr. Kaufman initially began his career with PwC, rising to Senior Associate in the Audit and Business Advisory Services group, where he was responsible for performing and reviewing audit procedures, drafting financial statements, and reviewing financial transactions for Fortune 500-level clients across a variety of industries. He was also an active participant in new hire development and mentorship programs. Mr. Kaufman graduated from Binghamton University with a B.S. in Accounting and is an active Certified Public Accountant. His extensive capital markets and finance experience, including his many years as a CPA, make him an ideal choice to act as our Chief Financial Officer.
Robyn Tannenbaum	Mrs. Tannenbaum has served as our Managing Director, Head of Origination and Investor Relations since July 2020. Mrs. Tannenbaum has over 7 years’ experience focusing on mergers and acquisitions and leveraged loans to healthcare companies. Additionally, she has 5 years of experience as an investor relations professional within the finance industry. Mrs. Tannenbaum formerly served as Head of Investor Relations at Fifth Street from March 2014 to October 2017 and as a Vice President in Healthcare mergers and acquisitions at CIT Group Inc. Subsequent to her time at Fifth Street, from October 2017 through July 2020, she founded and worked at REC Investor Relations, a boutique investor relations and marketing consulting firm advising healthcare and financial services companies. She graduated summa cum laude with a B.S. in Finance, with a concentration in Marketing and a Public Relations minor from Lehigh University. Mrs. Tannenbaum brings deep

AFC GAMMA, INC. | 2021 PROXY STATEMENT	15

experience in investor relations within the finance industry, bringing meaningful insight as the Managing Director, Head of Origination and Investor Relations.

Other than between Mr. Leonard Tannenbaum and Mrs. Robyn Tannenbaum, who are husband and wife, there are no family relationships between or among any of our executive officers or directors.

Executive COMPENSATION

We do not have any employees nor do we intend to hire any employees who will be compensated directly by us. Our loans are sourced and overseen by the members of our senior team, which currently consists of over 20 investment and other professionals who are employees of our Manager and/or its affiliates. Each of our executive officers, including each executive officer who serves as a director, is employed by our Manager and/or its affiliates and receives compensation for his or her services, including services performed on our behalf, from our Manager and/or its affiliates, as applicable, except we may award equity-based incentive awards for our executive officers under our 2020 Stock Incentive Plan. Instead, we pay our Manager fees and we indirectly bear the costs of the compensation paid to certain of our executive officers through expense reimbursements we pay to our Manager or its affiliates, as applicable. Pursuant to our Management Agreement, we reimburse our Manager or its affiliates, as applicable, for our fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) subject to review by the Compensation Committee of our Board, our Manager’s personnel serving as our Chief Executive Officer (except when the Chief Executive Officer serves as a member of the Investment Committee prior to the consummation of an internalization transaction of our Manager by us), General Counsel, Chief Compliance Officer, Chief Financial Officer, Chief Marketing Officer, Managing Director and any of our other officers based on the percentage of his or her time spent devoted to our affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its affiliates who spend all or a portion of their time managing our affairs, with the allocable share of the compensation of such personnel described in this clause (ii) being as reasonably determined by our Manager to appropriately reflect the amount of time spent devoted by such personnel to our affairs. The service by any personnel of our Manager and its affiliates as a member of the Investment Committee will not, by itself, be dispositive in the determination as to whether such personnel is deemed “investment personnel” of our Manager and its affiliates for purposes of expense reimbursement. Prior to our IPO, we were not obligated to reimburse our Manager or its affiliates, as applicable, for any compensation paid to Mr. Tannenbaum, Mr. Kalikow or Mrs. Tannenbaum. For the 2021 fiscal year, we anticipate that our Manager will not seek reimbursement for our allocable share of Mr. Kalikow’s compensation, but will seek reimbursement for our allocable share of Mrs. Tannenbaum’s compensation. We do not currently, nor do we intend to, pay any compensation directly to our officers, except we may award equity-based incentive awards for our officers under our 2020 Stock Incentive Plan. Our executive officers are entitled to receive awards in the future under our 2020 Stock Incentive Plan.

The following table sets forth all compensation paid to or accrued by those named executive officers for whom we are able to quantify such compensation for services the named executive officer rendered to us during the fiscal period presented.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas Geoffroy(1)(2)	2020	$86,430	20,740	—	—	—	—	9,690(3)	$116,860
(Chief Financial Officer)

(1)	Mr. Geoffroy is an employee of our Manager and is not paid compensation by us. Amounts in the column entitled “Salary” represent the compensation expense, which consists of annual base salary, that is allocable to us based on the percentage of time he spent devoted to our affairs in 2020 in his capacity as our Chief Financial Officer during such time. Mr. Geoffroy resigned as our Chief Financial Officer on August 6, 2021.

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(2)	Mr. Geoffroy was granted a total of 21,630 options, but the grant date fair market value of these awards were estimated at zero dollars per share. Mr. Geoffroy was granted up to an additional 3,500 options immediately prior to the consummation of the IPO.
(3)	All Other Compensation includes medical and dental healthcare coverage as well as life and long-term disability insurance.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, our officer or employee.

DIRECTOR COMPENSATION

We pay each of our directors an annual retainer of $50,000 in cash in equal quarterly payments of $12,500. Each director is entitled to reimbursement of reasonable expenses associated with attending board meetings. However, we do not pay our directors any fees for attending individual board or committee meetings. The lead independent director receives an additional $15,000 annual retainer in cash in equal quarterly payments of $3,750. The Audit and Valuation Committee chairperson receives an additional $25,000 annual retainer in cash in equal quarterly payments of $6,250. The Compensation Committee chairperson receives an additional $10,000 annual retainer in cash in equal quarterly payments of $2,500. The Nominating and Corporate Governance Committee chairperson receives an additional $5,000 annual retainer in cash in equal quarterly payments of $1,250. Directors must attend at least 75% of all meetings of the Board and all committees on which the director sits (including separate meetings of non-management directors or independent directors) in any specified fiscal year in order to be eligible to receive director compensation. If a director is also one of our executive officers, we will not pay any compensation to such person for services rendered as a director. Additionally, our directors are entitled to receive awards in the future under our 2020 Stock Incentive Plan. At his request, we have deferred the payment of Mr. Tzur’s director cash compensation in an aggregate amount equal to $22,500 and such payment is recorded in accounts payable on our balance sheets.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of August 11, 2021, by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers and directors;

•	all of our current directors and executive officers as a group.

The information below is based on 16,435,570 shares of our common stock outstanding as of August 11, 2021.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of our common stock subject to options that are currently vested and exercisable held by that person, or that will become exercisable and vest within 60 days of August 11, 2021 to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person.

	Amount of Beneficial Ownership	% of Class
5% Stockholders
Leonard M. Tannenbaum (1)	4,749,458	26.6%
UBS Group AG and UBS O’Connor LLC (2)	981,136	6.0%
Named Executive Officers and Directors
Leonard M. Tannenbaum (1)	4,749,458	26.6%
Jonathan Kalikow (3)	673,500	4.1%
Thomas L. Harrison (4)	16,428	*
Tomer J. Tzur (5)	7,938	*
Alexander C. Frank (6)	8,085	*
Jodi Hanson Bond (7)	11,708	*
Thomas Geoffory (8)	3,269	*
Robert Levy (9)	700	*
Robyn Tannenbaum (10)	36,160	*
All current executive officers and directors as a group (9 persons total)(11)	5,553,020	31.1%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Includes (i) 3,342,500 shares of common stock, (ii) 1,406,958 shares of common stock which Mr. Tannenbaum has the right to acquire pursuant to outstanding and vested stock options.

(2)	Based on information reported on a Schedule 13F filed on May 12, 2021 by UBS Group AG and a Schedule 13F filed on May 14, 2021 by UBS O’Connor LLC. The address for UBS Group AG is Bahnhofstrasse 45, Zurich, V8 CH-8001. The address for UBS O’Connor LLC is One North Wacker Drive, 31st Floor, Chicago, IL 60606. UBS Group AG and UBS O’Connor LLC hold 1,136 and 980,000 shares of common stock, respectively.

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(3)	Includes 673,500 shares of common stock, of which 668,500 are owned by Gamma Lending Holdco LLC. Gamma Lending Holdco LLC is a Delaware limited liability company (“GLO”), whose managing member is Gamma Lending Opportunities LP, a Delaware limited partnership (“GLO LP”). GLO LP’s sole General Partner is GRE Lending Opportunities LLC, a Delaware limited liability company (“GLO GP”). GLO GP is a wholly owned subsidiary of Gamma Real Estate LLC (“GRE”). Jonathan Kalikow owns 50% of the economic and voting interests in GRE and N. Richard Kalikow, father of Jonathan Kalikow, owns the remaining 50% of the economic and voting interests of GRE

(4)	Includes (i) 15,028 shares of common stock and (ii) 1,400 shares of common stock which Mr. Harrison has the right to acquire pursuant to outstanding and vested stock options.

(5)	Includes (i) 6,538 shares of common stock and (ii) 1,400 shares of common stock which Mr. Tzur has the right to acquire pursuant to outstanding and vested stock options.

(6)	Includes (i) 6,685 shares of common stock and (ii) 1,400 shares of common stock which Mr. Frank has the right to acquire pursuant to outstanding and vested stock options.

(7)	Includes (i) 11,008 shares of common stock and (ii) up to 700 shares of common stock which Ms. Bond will have the right to acquire pursuant to outstanding and vested stock options.

(8)	Mr. Geoffroy resigned as our Chief Financial Officer on August 6, 2021.

(9)	Includes the up to 700 shares of common stock which Mr. Levy has the right to acquire pursuant to stock options.

(10)	Includes (i) 2,000 shares of common stock and (ii) 34,160 shares of common stock which Mrs. Tannenbaum has the right to acquire pursuant to outstanding and vested stock options

(11)	Includes (i) 4,106,302 shares of common stock and (ii) up to 1,446,718 shares of common stock which our current executive officers and directors will have the right to acquire pursuant to outstanding and vested stock options.

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REPORT OF THE AUDIT AND VALUATION COMMITTEE

The Audit and Valuation Committee assists the Board in its oversight of the Company’s financial statements and reporting process and audit process. The Audit and Valuation Committee operates under a written charter adopted by the Board, which describes this and the other responsibilities of the Audit and Valuation Committee. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon.

The Audit and Valuation Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. CohnReznick LLP, the Company’s independent registered public accounting firm for fiscal 2020, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit and Valuation Committee has discussed with CohnReznick LLP the matters required to be discussed by the applicable requirements of the PCAOB and SEC. The Audit and Valuation Committee has received and reviewed the written disclosures and the letter from CohnReznick LLP required by applicable requirements of the PCAOB regarding CohnReznick LLP’s communications with the Audit and Valuation Committee concerning independence, and has discussed with CohnReznick LLP its independence.

Based on the review and discussions referred to above, the Audit and Valuation Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Registration Statement on Form S-11 filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2021 in connection with the Company’s initial public offering. The Company did not file an Annual Report on Form 10-K for the year ended December 31, 2020 with the SEC. The Audit Committee also recommends CohnReznick LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and is seeking ratification of such selection by the Company’s stockholders at the Annual Meeting.

AUDIT COMMITTEE

Alexander Frank (Chairman)
Thomas Harrison
Robert Levy

August 11, 2021

The foregoing report of the Audit and Valuation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CohnReznick LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM “FOR” RATIFICATION OF THE APPOINTMENT OF CohnReznick LLP.

The Audit and Valuation Committee of our Board of Directors has appointed CohnReznick LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021. We are not required to submit the appointment of CohnReznick LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by our stockholders at the Annual Meeting. If our stockholders do not ratify the appointment of CohnReznick LLP, the Audit and Valuation Committee will reconsider its appointment of CohnReznick LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the appointment is ratified, the Audit and Valuation Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit and Valuation Committee determines that such a change would be in our best interests and the best interests of our stockholders.

We expect one or more representatives of CohnReznick LLP to participate in the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The aggregate fees billed to us from the period July 31, 2020 (the date of commencement of operations) through December 31, 2020 by our independent registered public accounting firm, CohnReznick LLP, are set forth below:

2020
Audit Fees(1)	$66,300
Audit-Related Fees(2)	$10,000
Tax Fees	$0
All Other Fees	$0
Total Fees	$76,300

(1)	Audit Fees represents the aggregate fees billed to us by CohnReznick LLP for professional services rendered for the audit of our financial statements for the period July 31, 2020 to September 30, 2020, and for procedures performed with respect to registration statements.
(2)	Audit-related fees represent fees billed for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”. During the period from July 31, 2020 through December 31, 2020, audit-related fees related to services in preparation of consents that our auditor provided in connection with the filing of our initial Registration Statement on Form S-11, Registration No. 333-251762.

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PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Valuation Committee Pre-Approval Policies and Procedures

The Audit and Valuation Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence.

All services performed and related fees billed by CohnReznick LLP during fiscal 2020 were pre-approved by the Audit and Valuation Committee pursuant to regulations of the SEC.

AFC GAMMA, INC. | 2021 PROXY STATEMENT	23

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Related Party Transaction

Our Board has adopted written related person transaction policies and procedures. The purpose of this policy is to describe the procedures used to identify, review, approve, disapprove, ratify and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) with related persons. Under this policy, the Audit and Valuation Committee will be responsible for reviewing, approving or ratifying each related person transaction or proposed transaction, subject to certain exceptions. In determining whether to approve or ratify a related person transaction, the Audit and Valuation Committee or its chairperson, as applicable, will consider all relevant facts and circumstances of the related person transaction available to it and will approve only those related person transactions that are, under all of the circumstances, fair as to us, as the Audit and Valuation Committee or its chairperson, as applicable, determines in good faith.

This policy may not be successful in eliminating the influence of conflicts of interest or related person transactions. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Certain Relations and Related Party Transactions

Since our formation in July 2020, we have engaged in the following transactions with our directors, executive officers or holders of more than 5% of our outstanding share capital and their affiliates, which we refer to as our related parties.

The Initial Portfolio Transaction

We acquired our initial portfolio of loans at fair value of approximately $46,802,840 and cash from AFC Warehouse, LLC and LMT Investments, LLC, each of which is wholly-owned by our Sponsor, in exchange for the issuance of 3,342,500 shares of our common stock (on a post-split basis) on July 31, 2020 (date of commencement of operations) (the “Initial Portfolio Transaction”). The initial portfolio consisted of loans to Public Company A, Public Company B and Private Company A, as well as two loans to other entities that are no longer borrowers that we subsequently sold after our acquisition.

Revolving Credit Agreement

On August 18, 2020, we entered into the Revolving Credit Agreement pursuant to which Leonard M. Tannenbaum (our “Sponsor”) and Jonathan Kalikow, our Head of Real Estate and one of our directors, both through AFC Finance, LLC, an entity wholly-owned by our Sponsor and Jonathan Kalikow, provided our secured revolving credit facility (“Revolving Credit Facility”). In May 2021, the Revolving Credit Facility was amended to, among other things, remove Gamma Lending Holdco LLC as a Lender. The Revolving Credit Facility now provides revolving loan commitments of up to $50.0 million and bears interest at a fixed rate of 6.0% per annum, payable in cash in arrears. As of June 15, 2021, we had not yet drawn on, or paid any fees under, our Revolving Credit Facility since entering into the Revolving Credit Agreement on August 18, 2020. Future proceeds under the Revolving Credit Facility are available to fund loans and bridge capital contributions and for general corporate purposes. We did not incur any fees or costs related to the origination of the Revolving Credit Facility and we are not required to pay any commitment fees under the Revolving Credit Agreement. Our obligations under the Revolving Credit Agreement and the other loan documents delivered in connection therewith are secured by a first priority security interest in substantially all of our existing and future assets. The maturity date of the Revolving Credit Facility is the earlier of (i) December 31, 2021 and (ii) the closing date of any Refinancing Credit Facility.

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Management Agreement

Pursuant to our Management Agreement, our Manager, a Delaware limited liability company and wholly-owned subsidiary of Advanced Flower Capital Management, LLC, the parent company of our Manager (the “Parent Manager”), which is an entity that is over 70%, 10% and 5% beneficially owned by our Sponsor, Mrs. Tannenbaum and Mr. Kalikow, respectively, manages our loans and our day-to-day operations, subject at all times to the further terms and conditions set forth in our Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board.

Our Manager receives base management fees (“Base Management Fees”) that are calculated and payable quarterly in arrears in cash, in an amount equal to 0.375% of our Equity, determined as of the last day of each quarter, and (ii) will be reduced by only 50% of the aggregate amount of any other fees, including any agency fees relating to our loans, but excluding the incentive compensation under the Management Agreement (“Incentive Compensation”) and any diligence fees paid to and earned by our Manager and paid by third parties in connection with our Manager’s due diligence of potential loans. Under no circumstances will the Base Management Fees be less than zero.

In addition to the Base Management Fees, our Manager receives Incentive Compensation with respect to each fiscal quarter (or portion thereof that our Management Agreement is in effect) based upon our achievement of targeted levels of Core Earnings (as defined in the Management Agreement). To the extent earned by our Manager, the Incentive Compensation will be payable to our Manager quarterly in arrears in cash.

For the period beginning on July 31, 2020 (date of commencement of operations) and ending on December 31, 2020, we paid our Manager a Base Management Fee of $364,194, which was net of a Base Management Fee Rebate of $259,167.

Our Manager agreed to waive the Incentive Compensation for the period from July 31, 2020 (date of commencement of operations) through December 31, 2020, which would have been approximately $479,166.

For the six months ended June 30, 2021, our Manager earned a Base Management Fee of $850,756, which was net of a Base Management Fee Rebate of $420,450.

The Incentive Compensation for the six months ended June 30, 2021, was approximately $2,104,777.

We pay all of our costs and expenses and reimburse our Manager or its affiliates for expenses of our Manager and its affiliates paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of our Manager pursuant to our Management Agreement.

Our Management Agreement provides that, upon termination of our Management Agreement under certain circumstances, a Termination Fee will be payable to our Manager by us in an amount equal to three times the sum of (i) the annual Base Management Fee and (ii) the annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination.

Syndication Letters

On February 14, 2021, in connection with the credit facility relating to Subsidiary of Private Company G (such credit facility, the “Sub. of Private Co. G Credit Facility”), we entered into a syndication letter agreement (the “Initial Syndication Letter”) with our Manager to allocate $24,150,000 (the “Manager Portion”) of the total $46,150,000 of loans under the Sub. of Private Co. G Credit Facility to our Manager to fund or further allocate or syndicate. The Initial Syndication Letter also provides that our Manager shall act as administrative agent for the anticipated $46,150,000 credit facility and shall therefore be entitled to the entirety of any agent fee, which will be paid by the borrower and was contemplated to be 1.0% per annum of the total loan amount.

On February 22, 2021, we entered into an additional syndication letter agreement (the “Second Syndication Letter” and, together with the Initial Syndication Letter, the “Syndication Letters”) relating to the Credit Facility

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TRANSACTIONS WITH RELATED PERSONS

with our Manager and AFC Investments, LLC, a Delaware limited liability company and one of our affiliates that is beneficially owned by Mr. Tannenbaum and Mrs. Tannenbaum. Pursuant to the Second Syndication Letter, each party agreed that (i) we would severally and not jointly lend $22,000,000 of the Sub. of Private Co. G Credit Facility, (ii) AFC Investments, LLC would severally and not jointly lend $24,150,000 of the Sub. of Private Co. G Credit Facility and (iii) each funding under the Sub. of Private Co. G Credit Facility would be made pro rata in proportion to each party’s commitments and each party would receive payments of interest, principal, fees and other amounts due to such party, including the allocation of original issue discount, on such pro rata basis.

In April 2021, we entered into a loan commitment related to the Sub. of Private Co. G Credit Facility. The final loan commitment was for $22,000,000 and we hold the entire amount and no portion was syndicated to AFC Investments LLC. Our Manager serves as the administrative agent of the Sub. of Private Co. G Credit Facility and receives agent fees equal to 1.0% per annum of the total loan amount.

Private Company A Transactions

Private Company A Credit Agreement

On July 31, 2020, we acquired (pursuant to the Initial Portfolio Transaction) a credit agreement with Private Company A (the “Private Company A Credit Agreement” and, together with the related loan documents, the “Private Company A Credit Documents”) pursuant to which we and one other lender hold a senior secured term loan credit facility (the “Private Company A Credit Facility”) in an aggregate principal amount of $40.0 million, of which our loan commitment constituted $32.0 million in principal amount. On October 23, 2020, we entered into an amendment to the Private Company A Credit Agreement (the “Private Company A Amendment”) to, among other things, increase our loan commitment under the Private Company A Credit Facility by $2.0 million to an aggregate loan commitment of $34.0 million in principal amount. As of June 15, 2021, Private Company A had approximately $34.7 million outstanding attributable to our allocation of the Private Company A Credit Facility, which consisted of $34.0 million in initial funded principal amount and approximately $1.2 million in earned PIK interest added to the outstanding principal balance of the Private Company A Credit Facility, net of approximately $580,000 of principal repayment. Amortization of the Private Company A Credit Facility began on May 1, 2021 and approximately $580,000 of principal has been repaid through June 15, 2021. The Private Company A Credit Facility bears interest at a fixed rate of (i) 13.0% per annum, payable in cash, and (ii) 4.0% per annum, payable in kind. The aggregate amount of cash interest paid to us for the period from July 31, 2020 (the date we acquired the loan pursuant to the Initial Portfolio Transaction) to June 15, 2021 is approximately $3.4 million. The maturity date of the Private Company A Credit Facility is May 8, 2024. In February 2021, Mr. Tannenbaum acquired 9.6% of the equity interest of Private Company A on a fully-diluted basis through an investment vehicle, which represents approximately 10.7% of the outstanding equity interest of Private Company A as of June 15, 2021. In May and October 2020, AFC Warehouse, an entity in which Mr. Tannenbaum owns approximately 65% of the equity, acquired warrants exercisable in the aggregate for up to 6.3% of the equity in Private Company A on a fully-diluted basis, as of June 15, 2021. As of June 15, 2021, Mr. Tannenbaum’s equity interest in Private Company A totaled approximately 13.7% on a fully-diluted basis.

Waiver of Subsidiary Guarantor

In connection with the Private Company A Amendment, we and the other lender under the credit agreement governing our loan to Private Company A (such credit agreement and related loan documents, the “Private Company A Credit Documents”) granted the loan parties a waiver from, among other things, the affirmative covenants under the Private Company A Credit Documents requiring that the loan parties cause certain subsidiaries of the loan parties to provide a guarantee of, and pledge collateral securing, the loan parties’ obligations under the Private Company A Credit Agreement. This waiver was limited to a specific majority-owned subsidiary of Private Company A which Mr. Tannenbaum owns a minority 20% equity interest in.

26	2021 PROXY STATEMENT | AFC GAMMA, INC.

Affiliated Debt Investments

In July 2021, Flower Loan Holdco, LLC, an affiliated entity in which Mr. Tannenbaum is the majority ultimate beneficial owner (“FLH”), purchased approximately $8.5 million of the senior secured credit facility with Private Company A from a third-party lender, and the Company has a 30-day option to purchase such amount from FLH. The Company and the Company’s Manager, as agent, subsequently amended and restated the senior secured credit facility with Private Company A to, among other things, increase the loan amount by $10.0 million, which the agent syndicated to A BDC Warehouse, LLC (“ABW”), an affiliate of the Company that is wholly-owned by Mr. and Mrs. Tannenbaum. The amendment also allows for the borrower to draw up to an additional $20 million from a designee of the agent, subject to the agent’s satisfaction that certain conditions have been met.  Separately, FLH entered into a new credit facility with Private Company A under which the borrower may draw up to $40.0 million (the “Bridge Loan”), which is secured by collateral separate from collateral securing the Company’s credit facility. In connection with the Bridge Loan and a related equity raise by Private Company A (the “Equity Raise”), the Manager or its designees are entitled to (i) appoint three of the seven members of Private Company A’s board of directors and (ii) receive a number of warrants to purchase common stock of Private Company A. In connection with the Equity Raise, an investment vehicle controlled by Jonathan Kalikow, one of the Company’s directors and executive officers, acquired approximately 8.8% of the equity interest of Private Company A on a fully-diluted basis. Following the transactions described above, Mr. Kalikow beneficially held or controlled through investment vehicles a total of approximately 10.1% of Private Company A’s equity interest on a fully-diluted basis. As of the date of these transactions, Mr. Tannenbaum beneficially held approximately 16.7% of Private Company A’s equity interest on a fully-diluted basis through investment vehicles, which amount reflects two acquisitions of additional equity of Private Company A from third-party stockholders during the three months ended June 30, 2021. Following the transactions described above, Mr. Tannenbaum beneficially held approximately 21.8% of Private Company A’s equity interest on a fully-diluted basis through investment vehicles. Given Mr. Tannenbaum’s equity ownership, each of the transactions with Private Company A described above were reviewed and approved by the Company’s Audit & Valuation Committee of the Board in accordance with the Company’s Amended and Restated Code of Business Conduct and Ethics and its Related-Persons Transaction Policy.

Connecticut and New York Offices

We currently maintain one of our executive offices at 777 West Putnam Ave., Greenwich, CT 06830. This office is leased by our Manager or one of its affiliates from Mr. Tannenbaum and pursuant to the terms of our Management Agreement, we reimburse our Manager (or its affiliate, as applicable) for certain expenses relating to such office (including our pro-rata portion of telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses), as well as expenses relating to disaster backup recovery sites and facilities maintained for us, our affiliates, our loans or our Manager or its affiliates as required for our operation. We do not have to reimburse our Manager for rent for the use of this office space. Our expenses related to this office have been less than $120,000 since inception. Mr. Kalikow operates out of New York from property that he owns and is reimbursed by the Manager for certain expenses relating to such office (including our pro-rata portion of telephone, printing, mailing, utilities, office furniture, equipment machinery and other office, internal and overhead expenses), as well as expenses relating to disaster backup recovery sites and, in turn, pursuant to the terms of our Management Agreement, we reimburse the Manager for such expenses. We do not have to reimburse our Manager for rent for the use of this office space. Our expenses related to this office have been less than $120,000 since inception.

Investments in Loans

From time to time, we may co-invest in loans with other investment vehicles managed by our management or our affiliates, including our Manager, and their borrowers, including by means of splitting commitments, participating in loans or other means of syndicating loans. We are not obligated to provide, nor have we provided, any financial support to the other managed investment vehicles. As such, our risk is limited to the carrying value of our investment in any such loan.

In July 2021, a borrower refinanced their bridge loan which had a maturity date of July 9, 2021 and an interest rate of 13.0% and OID of 4.0%. The new senior secured loan of $15.5 million was syndicated by the

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TRANSACTIONS WITH RELATED PERSONS

Company’s Manager between the Company and ABW, with ABW holding approximately one-third of the principal amount. Additionally, For additional information regarding co-investments, see “—Syndication Letters” above.

Assigned Rights

In connection with our investments in loans, we may from time to time receive an Assigned Right to acquire warrants and/or equity of a borrower. We will sell any Assigned Rights, and the sale may be to one of our affiliates, subject to any such affiliate’s separate approval process and our related transactions policy, or a third-party buyer on the market.

In October 2020, we sold to AFC Warehouse, our affiliate which is also managed by our Manager, Assigned Rights to acquire and/or assign (i) a warrant to purchase 540,732 shares of common stock of Private Company A at an exercise price of $0.01 per share and (ii) a warrant to purchase 551,768 shares of common stock of Private Company A at an exercise price of $0.75 per share for an aggregate purchase price of $217,783, representing the fair value of such Assigned Rights as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.

In November 2020, we also sold to AFC Warehouse an Assigned Right to acquire and/or assign a warrant to purchase 3,000,000 common shares of the parent company of Subsidiary of Public Company C at an exercise price of $0.375 per share for an aggregate purchase price of $858,216, representing the fair value of such Assigned Right as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.

In December 2020, we also sold to AFC Warehouse an Assigned Right to acquire and/or assign a warrant to purchase 261 common shares of Private Company D at an exercise price of $0.01 per share for an aggregate purchase price of $573,469, representing the fair value of such Assigned Right as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.

In March 2021, we sold to AFC Warehouse an Assigned Right to acquire and/or assign a warrant to purchase 1,382,000 common shares of Private Company E, representing 10% of the fully-diluted equity of the company at such time, at an exercise price of $0.01 per share for an aggregate purchase price of $1,104,614, the fair value of such Assigned Right as of the date of such sale, as determined by our Board (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse. On June 29, 2021, we sold to AFC Warehouse Holding, LLC, an affiliate of the Manager and us, an Assigned Right to acquire and/or assign a warrant to purchase 1,978,000 common shares of Private Company E, representing 10% of the fully-diluted equity of the company at such time, at an exercise price of $0.01 per share for an aggregate purchase price of $1,104,614, representing the fair value of such Assigned Right as of the date of such sale, as determined by management and a majority of independent directors (based on various subjective and objective factors, including input from an independent third-party valuation firm) and approved by AFC Warehouse.

Under the terms of its governing documents, AFC Warehouse, subject to any required approval by its board of directors and equity holders, is taking all necessary action to liquidate its assets and dissolve upon consummation of the IPO. This means that any future Assigned Rights will likely be sold to a third-party buyer on the market or one of our affiliates other than AFC Warehouse, which may be managed by our Manager or its affiliates. Mr. Tannenbaum intends to form a new entity to which we may sell future Assigned Rights, subject to such entity’s separate approval process and our related transactions policy. Our Manager intends to provide investment advisory and other management services to this entity and Mr. Tannenbaum is expected to be a significant equity holder in such entity.

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PROPOSALS OF STOCKHOLDERS AND DIRECTOR NOMINATIONS FOR 2022 ANNUAL MEETING

Requirements for Proposals to be Considered for Inclusion in Proxy Materials. For your proposal to be considered for inclusion in the proxy statement for our 2022 annual meeting of stockholders, your written proposal must be received by our Secretary at our principal executive offices no later than April 19, 2022. and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. If we change the date of the 2022 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, your written proposal must be received a reasonable time before we begin to print and mail our proxy materials for the 2022 annual meeting of stockholders.

Nominations of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials. If you intend to nominate an individual for election to our Board of Directors at our 2022 annual meeting of stockholders or wish to present a proposal at the 2022 annual meeting of stockholders but do not intend for such proposal to be included in the proxy statement for such meeting, our Bylaws require that, among other things, stockholders give written notice of the nomination or proposal to our Secretary at our principal executive offices than no later than 5:00 p.m. Eastern Time on June 2, 2022 (the 120th day before the first anniversary of the date of the preceding year’s annual meeting) nor earlier than May 3, 2022 (the 150th day before the first anniversary of the date of the preceding year’s annual meeting) for the Annual Meeting. Notwithstanding the foregoing, in the event that we change the date of the 2022 annual meeting of stockholders to a date that is more than 30 days before the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the 150th day prior to the date of the 2022 annual meeting of stockholders and no later than 5:00 p.m. Eastern Time on the later of (i) the 120th day prior to the date of the 2022 annual meeting of stockholders or (ii) the tenth day following the day on which public announcement of the 2022 annual meeting of stockholders is made. Stockholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Article II, Section 11 of our Bylaws will not be acted upon at the 2022 annual meeting of stockholders.

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OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-866-540-7095.

ANNUAL REPORT TO STOCKHOLDERS

Our 2020 Annual Report has been posted on our corporate website at https://investors.afcgamma.com/ and on the Internet at www.proxyvote.com. For stockholders receiving a Notice of Internet Availability, instructions on how to request a printed copy of our proxy materials and 2020 Annual Report are included in the Notice of Internet Availability. Stockholders receiving a printed copy of this Proxy Statement have also received a copy of our 2020 Annual Report. We will provide, without charge, a copy of our 2020 Annual Report for the fiscal year ended December 31, 2020 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to our Secretary the following address:

AFC Gamma, Inc.
525 Okeechobee Blvd., Suite 1770
West Palm Beach, FL, 33401

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

We are using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) instead of a printed copy of this Proxy Statement and our 2020 Annual Report. The Notice of Internet Availability contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice of Internet Availability also contains instructions on how each of those stockholders can receive a printed copy of our proxy materials, including this Proxy Statement, our 2020 Annual Report and a proxy card or voting instruction form. All stockholders who do not receive a Notice of Internet Availability or a copy of the proxy materials by email will receive a printed copy of the proxy materials by mail. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

We are first mailing the Notice of Internet Availability to our stockholders on or about August 17, 2021. For stockholders who have affirmatively requested printed copies of proxy materials, we intend to first mail printed copies of this Proxy Statement, the accompanying proxy card or voting instruction form and our 2020 Annual Report on or about August 17, 2021.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

1.	The election of two directors named in the accompanying Proxy Statement to serve until the Company’s 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified (“Proposal 1”); and

2.	The ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2021 (“Proposal 2”).

Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends that you vote your shares:

1.	“FOR ALL” of the following director nominees named in this Proxy Statement to be elected to the Board of Directors: Leonard Tannenbaum and Thomas Harrison; and

2.	“FOR” the ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Who is entitled to vote?

Only stockholders of record at the close of business on August 11, 2021 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 16,435,570 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is the difference between a “beneficial owner” and a “stockholder of record”?

Whether you are a “beneficial owner” or a “stockholder of record” with respect to your shares depends on how you hold your shares:

●	Beneficial Owners. Most of our stockholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial owner” of those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a voting instruction form, will be forwarded to you by your broker, bank or other nominee.

●	Stockholders of Record. If you hold shares directly in your name with our stock transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a proxy card, have been sent directly to you by the Company.

Can I attend the Annual Meeting?

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/AFCG2021. Our virtual annual meeting allows stockholders to submit questions and comments before and during the meeting. After all proposals are presented at the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we may answer them in writing on our investor relations website, at https://investors.afcgamma.com/ soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The Annual Meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 9:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.

What do I need in order to be able to participate in the Annual Meeting?

You will need the control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. If you do not have your control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Why is the Company holding the Annual Meeting virtually?

We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world, and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in-person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders.

How do I vote?

●	Beneficial Owners. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

●	Stockholders of Record. If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

●	During the Meeting. If you plan to vote at the Annual Meeting, you will be given the opportunity to do so by following the instructions available on the Annual Meeting website.

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern Time on September 29, 2021 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Can I revoke or change my vote after I submitted my proxy?

●	Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions for revoking or changing your vote.

●	Stockholders of Record. If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

●	signing and returning a new proxy card with a later date;

●	submitting a later-dated vote by telephone or via the Internet – only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on September 29, 2021, will be counted;

●	participating in the Annual Meeting live via the Internet and voting your shares electronically at the Annual Meeting; or

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

●	delivering a written revocation to our Corporate Secretary at 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401 to be received before the voting at the Annual Meeting.

How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions on one or more of the proposals, then the proxy holders will vote your shares in the manner recommended by the Board on those proposals as presented in this Proxy Statement.

If you hold your shares of common stock in street name through a broker, bank or nominee, please refer to the instructions provided by the broker, bank or other nominee that holds your shares for an explanation of how your shares will be voted if you sign and return a voting instruction form without giving specific voting instructions on one or more of the proposals.

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the proxyholders named in the proxy card, in their discretion, on such matters. We do not presently know of any other business that may come before the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. Broker non-votes (as discussed below) will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, our Bylaws provide that the Annual Meeting may be adjourned by the chairperson.

What vote is required to approve each of the proposals?

Each share of our common stock outstanding at the close of business on the Record Date is entitled to one vote on each of the two director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

For purposes of Proposal 1 (election of directors), you may vote FOR ALL of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one of the nominees. Our Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, the two director nominees receiving the highest number of affirmative votes will be elected as Class I directors to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified.

For purposes of Proposal 2 (ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm), you may vote FOR, AGAINST or ABSTAIN. Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Please be aware that Proposal 2 is advisory only and is not binding on the Company. Our Board of Directors will consider the outcome of the votes on this item in considering what action, if any, should be taken in response to the advisory vote by stockholders.

What effect do withhold votes, abstentions and broker non-votes have on the proposals?

For Proposal 1 (election of directors), shares voted “WITHHOLD” will not be counted in determining the outcome of a director nominee’s election. For Proposal 2 (ratification of the appointment of CohnReznick LLP

34	2021 PROXY STATEMENT | AFC GAMMA, INC.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

as our independent registered public accounting firm), a vote to “ABSTAIN” with respect to such proposals is not treated as a vote cast and will not be counted in determining the outcome of the vote on the proposal.

If you are a beneficial stockholder that holds your shares through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 2 (ratification of CohnReznick LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions. Proposal 1 (election of directors) is considered non-routine.

Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 2, but will not be permitted to vote your shares on Proposal 1. If your broker exercises this discretion, your shares will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute broker non-votes on Proposal 1 and will not be counted in determining the outcome of that item.

Who will bear the costs of solicitation?

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability, this Proxy Statement and form of proxy and the 2020 Annual Report, the cost of making such materials available on the Internet and the cost of soliciting proxies and holding our virtual meeting of stockholders will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers, and regular employees who will not receive any additional compensation for such solicitation. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

AFC GAMMA, INC. | 2021 PROXY STATEMENT	35

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 09/29/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AFCG2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 09/29/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Leonard M. Tannenbaum 02) Thomas Harrison

The Board of Directors recommends you vote FOR proposal 2:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000519051_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

AFC GAMMA, INC.
Annual Meeting of Shareholders
September 30, 2021 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Leonard M. Tannenbaum and Gabriel Katz, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AFC GAMMA, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on September 30, 2021, virtually at www.virtualshareholdermeeting.com/AFCG2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000519051_2 R1.0.0.177